Exhibit 99.1
For Immediate Release
CONTACTS:
Tony Rossi
Financial Relations Board
310-854-8317
trossi@financialrelationsboard.com
Mobility Electronics Agrees to Repurchase
$2.1 Million of Common Stock from RadioShack
Scottsdale, AZ, May 15, 2007 — Mobility Electronics, Inc. (NASDAQ: MOBE), a leading provider of innovative portable power and computing solutions, today announced that it has finalized an agreement to repurchase 689,656 shares of the Company’s common stock from RadioShack Corporation. RadioShack originally acquired these shares from Mobility in March 2005 in connection with the restructuring of the parties’ commercial relationship. The total price of the repurchase, $2,147,382, will be funded from Mobility’s cash on hand. The transaction is expected to close on or prior to May 21, 2007.
“This stock repurchase reflects a mutual desire to return to a more traditional supplier/retailer relationship,” said Charlie Mollo, President and Chief Executive Officer of Mobility Electronics. “Our strong balance sheet allows us to consummate this transaction and reduce dilution for our stockholders. RadioShack continues to be one of our largest customers and we look forward to working with them in the future to introduce more consumers to our iGo® family of universal power adapters.”
About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for portable computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.) and creator of the patented iGo® intelligent tip technology. Mobility Electronics’ iGo brand offers a full line of AC, DC and combination AC/DC power adapters for portable computers and low-power mobile electronic devices. All of these adapters leverage the Company’s iGo intelligent tip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips.
The Company also offers other accessories for the mobile electronic device market, such as foldable keyboards.

Mobility Electronics

Mobility Electronics’ products are available at www.iGo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.
Mobility Electronics, iGo and ...improving your mobile experience are registered trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including working with RadioShack to introduce more consumers to the iGo family of universal power adapters. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, factors that could cause actual results to differ materially from those in the forward-looking statements include the sell through rates of the Company’s power adapters; delays or cessation of shipments of the Company’s products to RadioShack; the timing and success of new product introductions; the development and introduction of new products by us and our competitors; the performance of suppliers and subcontractors; industry and general economic or business conditions; and other factors detailed in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements.
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